Exhibit 3(jj)

SIGNODE PICKLING HOLDING LLC

LIMITED LIABILITY COMPANY AGREEMENT

Effective as of

May 22, 2009

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

ARTICLE 13	MISCELLANEOUS	11

13.1	Binding Agreement	11

13.2	Counterparts	11

13.3	Enforceability	11

13.4	Entire Agreement	11

13.5	Effect of Waiver or Consent	11

13.6	Governing Law	12

13.7	Amendment	12

13.8	Conflict of Interest; No Implied Duties	12

13.9	Notices	12

13.10	References	12

13.11	Titles and Captions	12

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SIGNODE PICKLING HOLDING LLC

LIMITED LIABILITY COMPANY AGREEMENT

This LIMITED LIABILITY COMPANY AGREEMENT is made effective as of May 22, 2009 by the undersigned Member, as the sole member of Signode Pickling Holding LLC (the “Company”).

NOW, THEREFORE, the Member certifies and agrees as follows:

ARTICLE 1

DEFINED TERMS

In addition to any other terms defined herein, the following terms shall have the following meanings for all purposes of this Agreement:

1.1      “Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended from time to time.

1.2      “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, controls, is under common control with, or is controlled by that Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct and cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.3      “Agreement” means this Limited Liability Company Agreement, as it may be amended or modified from time to time in accordance with its terms.

1.4      “Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law).

1.5      “Consent” means the prior written consent or approval of a Person to do the act or thing for which the consent or approval is solicited, or the act of granting such consent or approval as the context may require.

1.6      “DGCL” means the Delaware General Corporation Law and any successor statute, as amended from time to time.

1.7      “Member” means any Person who owns Shares as set forth on Schedule 1 to this Agreement at the time of reference thereto and who is acting in such Person’s capacity as a Member of the Company and any other Person who, from time to time, owns Shares.

1.8      “Notice” means a writing, containing the information required by this Agreement to be communicated to any Person, and given or delivered in accordance with the requirements of this Agreement.

1.9      “Person” means any individual, partnership, limited liability company, firm, corporation, association, joint venture, organization, business, trust, estate or other entity, including a government or any subdivision or agency thereof.

ARTICLE 2

THE COMPANY

2.1      Purpose. The Company is authorized to engage in the transaction of any and all lawful businesses or activities which a limited liability company may carry on under the Act and the laws of any other jurisdiction in which the Company is so engaged.

2.2      Term. Except as otherwise agreed by the unanimous Consent of the Members, the Company shall have perpetual existence unless the Company is dissolved and terminated in accordance with Article 12 of this Agreement.

2.3      Principal and Registered Place of Business. The registered office of the Company shall be 1209 Orange Street, in the City of Wilmington, County of New Castle. The principal place of business of the Company shall be 3600 West Lake Avenue, Glenview, Illinois 60026 or such other place or places as the Members shall from time to time select.

2.4      Registered Agent. The Company’s registered agent shall be The Corporation Trust Company or such other Person as is designated by the Members from time to time to serve in that capacity in accordance with the terms of the Act.

2.5      Qualification in Additional Jurisdictions. The Company shall be qualified to do business in any jurisdiction in which such qualification is deemed by the Members as necessary or desirable in carrying out the Company’s business, and pursuant thereto, to appoint a registered agent and to establish a registered office or branch in such jurisdiction, and to cause the Company to operate in such jurisdiction under another name selected by the Members, in compliance with the assumed name statute of such jurisdiction, if the Company is not allowed under the laws of such jurisdiction to operate under the name “SIGNODE PICKLING HOLDING LLC”.

2.6      No Partnership Intended for Nontax Purposes. The Members have formed the Company as a limited liability company under the Act and expressly do not intend hereby to form a partnership under the laws of any jurisdiction. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

ARTICLE 3

SHARES AND MEMBERS

3.1      Initial Capital of the Company. The equity interests in the Company (including, without limitation, the Members’ “limited liability company interests,” as defined in the Act, and the Members’ rights to participate in the management of the Company as set forth herein) shall be issued in share increments. The total number of shares that the Company shall have authority to issue is ten thousand (10,000). There shall be one class of shares, designated as “common stock, par value $1.00 per share” (“Shares”). Each Share shall be entitled to one vote and shall otherwise be identical in all respects with each other Share. All Shares issued hereunder shall be fully paid and non-assessable. The names of each Member and their ownership of Shares is as set forth in Schedule 1 hereof, as such schedule may be amended from time to time by the Company or as set forth in the register kept as provided in Section 9.1. Any Person who accepts Shares issued by the Company shall be deemed to have assented to each and every term of this Agreement whether or not such Person is a signatory hereto.

3.2      Transfers of Shares. Each Member may assign such Member’s Shares in whole or in part. Upon such assignment of Shares, the assignee shall become, in substitution for and to the exclusion of the assignor, a Member, with all of the rights and powers, and subject to all of the restrictions and liabilities, of a Member.

3.3      Additional Members. Additional Persons may be admitted to the Company as Members, and Shares may be issued to those Persons and to existing Members, at such times and on such terms and conditions as the Members may determine from time to time.

3.4      No Capital Contributions. No Member shall be required to make capital contributions or otherwise have any liability to make payments to the Company; provided, however, that Shares shall not be issued for consideration having value of less than $1.00 per share; and provided further, that the Member shall be required to make the initial capital contribution set forth on Schedule 1 within 60 days after the date of this Agreement.

3.5      Scope of Members’ Authority. Except as otherwise expressly provided for in this Agreement, no Member shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, any other Member or the Company.

3.6      Members’ Liability. No Member shall be personally liable to the Company or to its Members except to the extent that such limitation of liability is prohibited by the provisions of the Act.

ARTICLE 4

PROFITS AND LOSSES; DISTRIBUTIONS

4.1      Allocations of Profits and Losses. All items of Company income, gain, loss, deduction, credit or the like will be allocated among the Members pro rata in accordance with their respective ownership of Shares.

4.2      Distributions to Members. Distributions of cash or other assets may be made to the Members from time to time upon approval by the Members. All distributions made will be made to the Members pro rata in accordance with their respective ownership of Shares.

ARTICLE 5

MANAGEMENT OF THE COMPANY

5.1      Management by Members. The management of the Company’s business shall be vested in the Members. The Members may, from time to time, assign their powers to manage the affairs of the Company to any officer or officers of the Company as they deem appropriate.

5.2      Majority Votes. An affirmative vote or Consent by or on behalf of the Members holding more than 50% of the Shares shall be required to approve or disapprove any matter on which the Members are entitled or required to decide, except as otherwise provided in this Agreement or the Act. At any time that there is only one Member or one Member holds more than 50% of the Shares, any action taken by such Member on behalf of the Company shall be deemed to be duly authorized in all respects. Any action taken by the Members acting unanimously, as evidenced by the signature of each such Member, shall be deemed to be duly authorized in all respects.

ARTICLE 6

TRANSACTIONS; OTHER ACTIVITIES

6.1      Transactions Between a Member and the Company. Except as otherwise limited by applicable law, any Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company, upon the requisite vote of the Members, and shall have the same rights and obligations when transacting business with the Company as a Person who is not a Member.

6.2      Business Pursuits of Members. The Members shall be obligated by reason of this Agreement to devote only as much of their time to the Company’s business as shall be reasonably required in light of the Company’s business and objectives and the responsibilities undertaken or assigned to the Members. Except as otherwise provided in this Agreement or in any other written agreement by which any Member may be bound, this Agreement shall not preclude or limit in any respect the right of any Member to engage in or invest in any business activity of any nature or description. Any such permitted activity may be engaged in independently or with other Members. No Member shall have the right, by virtue of this Agreement or the relationship created hereby, to any interest in such other permitted ventures or activities or to the income or proceeds derived therefrom by any other Member. Except as otherwise provided in this Agreement or in any other written agreement by which any Member may be bound, the pursuit of such permitted ventures shall not be deemed wrongful or improper and any Member shall have the right to participate in or to recommend to others any investment opportunity.

6.3      Reimbursement. The Company shall reimburse the Members for all incremental out-of-pocket expenses reasonably incurred and paid by any of them in the organization and operation of the Company, and such other expenses as may incurred by a Member in the conduct of the Company’s business. Such expenses shall not include any expenses incurred in connection with a Member’s exercise of its rights as a Member apart from the authorized conduct of the Company’s business on its behalf. Such reimbursements shall be treated as expenses of the Company and shall not be deemed to constitute distributions to any Member by the Company.

6.4      Title to Company Property. All property of the Company, whether real or personal, tangible or intangible, shall be owned by the Company as an entity, and no Member shall have any direct ownership interest in such property. The title to all such property shall be held in the name of the Company and all securities shall be registered in the name of the Company.

6.5      Liability of the Company. Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

ARTICLE 7

OFFICERS AND AGENTS; SIGNATORY AUTHORITIES

7.1      Officers. The Members may, from time to time, elect or appoint a president, one or more vice presidents, a secretary, a treasurer, and other officers and agents as the Members deem necessary or advisable. Any two or more such offices may be held by the same person.

7.2      Rights; Obligations; Authority. Election or appointment of a Person as an officer or agent of the Company shall not itself create contract rights in such Person. All delegations of authority to officers of the Company under this Article 7 shall be nonexclusive, and the Members shall retain all powers and duties vested in them under Article 5 hereof and the Act. The Company may indemnify or advance expenses to any officer or agent elected or appointed by the Members in accordance with or pursuant to any other law, provision of the Certificate, other agreement, or vote or Consent of the Members.

7.3      Removal. Any officer or agent elected or appointed by the Members may be removed by the Members whenever in the judgment of the Members the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the Person so removed.

7.4      Execution of Contracts. The Members may authorize any officer or agent to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Company, and such authority may be general or confined to specific instances.

7.5      President. If appointed, the President may, subject to the direction and control of the Members, in general supervise and control the operations of the Company and shall preside at all meetings of the Members. The President shall all the powers of and be subject to all the restrictions as determined by the Members. The President may sign any deeds, mortgages, bonds, contracts or other instruments on behalf of the Company, except in cases where the execution thereof shall be expressly delegated by the Members or by this Agreement to some other officer or agent of the Company or shall be required by law to be otherwise executed. In general, the President shall perform all duties incident to the office of President and chief administrative officer of the Company and such other duties as may be prescribed from time to time by the Members.

7.6      Vice Presidents. The Members may elect, or the President may appoint, one or more Vice Presidents. In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President (or Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and the Vice President, when so acting, shall have all of the powers and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties as from time to time may be assigned to the Vice President by the President or the Members. The authority of Vice Presidents to sign in the name of the Company deeds, mortgages, bonds, contracts or other instruments shall be coordinate with like authority of the President.

7.7      Treasurer. The Members may elect, or President may appoint, a Treasurer. If required by the Members, the Treasurer shall give a bond for the faithful discharge of the Treasurer’s duties in such sum and with such surety or sureties as the Members shall determine. The Treasurer shall have charge and custody of and be responsible for all funds and securities of the Company, receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of this Agreement. The Treasurer shall in general perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by the President or the Members.

7.8      Secretary. The Members may elect, or the President may appoint, a Secretary. The Secretary shall: (a) keep records of Company action, including the minutes of meetings of the Members or the Members in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of the Company records and of the seal of the Company; (d) keep a register of the post office address of each Member which shall be furnished to the Secretary by such Member; and (e) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the President or the Members.

7.9      Assistant Treasurers and Assistant Secretaries. The Members may elect, or the President may appoint, one or more Assistant Treasurers and/or Assistant Secretaries. The Assistant Treasurers shall, if required by the Members, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Members shall determine. The Assistant Treasurers and Assistant Secretaries in general shall perform such duties as shall be assigned to them by the Treasurer or the Secretary, respectively, or by the President or the Members.

ARTICLE 8

FISCAL YEAR; BOOKS AND RECORDS; BANK ACCOUNTS

8.1      Bank Accounts. The funds of the Company shall be deposited in such federally insured bank account or accounts or other financial intermediary as the Members in its discretion determine are required, and the Members shall arrange for the appropriate conduct of such accounts.

8.2      Books and Records.

(a)      There shall be kept and maintained full and accurate books respecting the business of the Company at the Company’s principal place of business or such other location as the Members may determine showing all receipts and expenditures, assets and liabilities, profits, losses and distributions, and all other records reasonably necessary or appropriate for recording the Company’s business affairs.

(b)      Each Member shall have the right at all reasonable times, and upon reasonable advance notice, during usual business hours to audit, examine and/or make copies of or extracts from the books of account of the Company. Such right may be exercised through any agent, employee or independent public accountant designated by such Member. Each Member shall bear all expenses incurred in any examination made for such Member’s account.

8.3      Fiscal Year. The fiscal year of the Company shall end on the last day of November.

ARTICLE 9

CERTIFICATES FOR AND TRANSFERS OF SHARES

9.1      Shares. Each Member’s Shares shall be recorded on the books of the Company, and the Members shall determine whether or not the Company shall issue Certificates in respect of Shares. The Company shall keep or cause to be kept a register in which, subject to such regulations as the Company may adopt, the Company will provide for the registration of Shares and the registration of transfers of Shares. The Company shall maintain such register and provide for such registration. The books of the Company shall be conclusive evidence of the ownership of all Shares. Subject to the other terms of this Agreement, the Shares in the Company shall be transferable on the books of the Company by the record holder thereof or by its duly authorized agent upon delivery to the Company of a duly executed instrument of transfer, and such other instruments as the Company may reasonably require and such evidence of the genuineness of the execution and authorization of the foregoing as may be required by the Company. Subject to the terms of this Agreement, upon delivery of the foregoing instruments and compliance with the foregoing conditions, the transfer shall be recorded on the books of the Company. Until a transfer is so recorded, the owners of record of Shares shall be deemed to be the owners for all purposes hereunder and neither any Member nor the Company shall be affected by any notice of a proposed transfer.

9.2      Share Certificates. In the event that the Members determines to issue certificates in respect of Shares, the following shall apply:

(a)      Each certificate shall be executed by the President and the Secretary or such other persons as are designated by the Members from time to time. Each certificate shall be consecutively numbered or otherwise identified and shall also state the name of the person to whom issued, the number of Shares, the date of issue, and any express terms represented by such certificate.

(b)      Upon surrender for registration of transfer of any certificate, and subject to the further provisions of this Section 9.2(b) and the limitations on transfer contained elsewhere in this Agreement, the Company will cause the execution, in the name of the registered holder or the designated transferee, of one or more new certificates, evidencing the same Shares as did the certificate surrendered. Every certificate surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed, by the registered holder thereof or such holder’s authorized attorney.

(c)      The Company shall issue a new certificate in place of any certificate previously issued if the record holder of the certificate (i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued certificate has been lost, destroyed or stolen, (ii) requests the issuance of a new certificate before the Company has received notice that the certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim, (iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties and with fixed or open liability as the Company may direct, to indemnify the Company, as registrar, against any claim that may be made on account of the alleged loss, destruction or theft of the certificate, and (iv) satisfies any other reasonable requirements imposed by the Company.

9.3      Shares as Securities. Any Share or Shares evidenced by a certificate shall constitute a security for all purposes of Article 8 of the Uniform Commercial Code promulgated by the National Conference of Commissioners on Uniform State Laws, as in effect in Delaware or any other applicable jurisdiction (the “UCC”). Any Share or Shares not evidenced by a certificate shall not constitute a security for all purposes of Article 8 of the UCC. Delaware law shall constitute the local law of the Company’s jurisdiction in its capacity as the issuer of Shares.

ARTICLE 10

INDEMNIFICATION

10.1    Indemnification of Members. To the fullest extent permitted by law, each Member shall indemnify the Company, each Director and each other Member and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney’s fees) they may incur on account of any breach by that Member of this Agreement.

10.2    Right to Indemnification. Subject to the limitations and conditions as provided in this Article 10, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member of the Company or while a Member of the Company is or was serving at the request of the Company as a Director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent permitted by the Act and the DGCL, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article 10 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article 10 shall be deemed contract rights, and no amendment, modification or repeal of this Article 10 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. IT IS EXPRESSLY ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS ARTICLE 10 COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE OR UNDER THEORIES OF STRICT LIABILITY.

10.3      Advance Payment. The right to indemnification conferred in this Article 10 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 10.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by such Member of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article 10 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article 10 or otherwise.

10.4      Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article 10 shall not be exclusive of any other right that a Member or other Person indemnified pursuant to Section 10.2 may have or hereafter acquire under any law (common or statutory), provision of the Certificate, this Agreement, other agreement, vote of disinterested Directors, or otherwise.

10.5      Savings Clause. If this Article 10 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Member or any other Person indemnified pursuant to this Article 10 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article 10 that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE 11

TAXES

11.1      Tax Returns. A Person designated by the Company shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 11.2. Each Member shall furnish to such Person all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

11.2    Tax Elections. The Company shall make such elections on the appropriate tax returns as it may deem appropriate.

11.3    Tax Matters Member. The Company shall designate a Member to be the Company’s tax matters Member (the “Tax Matters Member”) with respect to federal income tax audits. If at any time the Tax Matters Member cannot or elects not to serve as the Tax Matters Member or ceases to be a Member, the Company shall select another Member to be the Tax Matters Member. The Tax Matters Member, as an authorized representative of the Company, shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level, and all Members agree to cooperate with the Tax Matters Member and not to take any actions that are inconsistent with those taken by the Tax Matters Member. The Company shall reimburse the Tax Matters Member for all costs and expenses reasonably incurred by the Tax Matters Member in such capacity.

ARTICLE 12

DISSOLUTION, LIQUIDATION AND TERMINATION

12.1    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a)      the written consent of the Members holding more than 50% of the Shares; and

(b)      entry of a decree of judicial dissolution of the Company under the Act.

12.2    Liquidation and Termination. On dissolution of the Company, the Company shall appoint one or more Members as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(a)      as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)      the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation or otherwise make adequate provisions for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c)      all remaining assets of the Company shall be distributed to the Members in accordance with their respective ownership of Shares.

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 12.2. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 12.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member with respect to its Shares and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

12.3    Articles of Dissolution. On completion of the distribution of Company assets as provided herein, the Company is terminated, and any Member (or such other Person or Persons as the Act may require or permit) shall file Articles of Dissolution with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.5 and take such other actions as may be necessary to terminate the Company.

ARTICLE 13

MISCELLANEOUS

13.1    Binding Agreement. Subject to the provisions set forth herein, this Agreement shall insure to the benefit of and be binding upon the Members and their respective heirs, executors, legal representatives, successors and assigns. Whenever in this instrument a reference to any Member is made, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of each Member.

13.2    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.3    Enforceability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to any other Person or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

13.4    Entire Agreement. This Agreement, unless subsequently amended, contains the final and entire Agreement of the parties hereto and supersedes any prior written or oral agreement with respect to the subject matter contained herein.

13.5    Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.6    Governing Law. THIS AGREEMENT IS MADE AND SHALL BE CONSTRUED UNDER AND IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE REGARDLESS OF CONFLICT OF LAW PRINCIPLES THEREOF.

13.7    Amendment. This Agreement may be amended or modified upon the Consent of the Members holding a majority of the Shares; provided, however, that any amendment or modification that materially and adversely affects a Member’s economic interest in the Company shall not be effective as to such Member without the Consent of such Member.

13.8    Conflict of Interest; No Implied Duties. To the extent that, at law or in equity, the Members holding more than 50% of the Shares have duties (including fiduciary duties) and liabilities relating to the Company or any other Member, such Members shall not be liable to the Company or to any other Member for its good faith reliance on the provisions of this Agreement, which, to the extent that they restrict the duties and liabilities or rights and powers otherwise existing at law or in equity, are agreed by the Members to replace such other duties, liabilities, rights and powers. No Member shall be required to act hereunder as its sole and exclusive business activity and any Member may have other business interests and engage in other activities in addition to those relating to the Company, including those which might compete with the Company. Neither the Company nor any Member shall have any right by virtue of this Agreement in or to any other interests or activities or to the income or proceeds derived therefrom. A Member may transact business with the Company and, subject to applicable laws, has the same rights and obligations with respect thereto as any other Person. No transaction between a Member (or its Affiliates) and the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction.

13.9    Notices. Any Notice to the Members required under the terms of this Agreement shall be sent to their respective addresses, as set forth on the register of Members maintained by the Company. All Notices and copies thereof provided for herein shall be hand delivered with receipt therefor, sent by overnight courier service with receipt therefor, or sent by certified or registered mail, return receipt requested, and first-class postage prepaid. Changes of address may be given to the Company and the Members by Notice given in accordance with the terms of this Section 13.9. Time periods shall commence on the date that such Notice is delivered or attempted to be delivered if receipt thereof is refused by the recipient. Any Notice that is required to be given within a stated period of time shall be considered timely made or given if delivered or postmarked before 11:59 p.m. local time, on the last day of such period.

13.10    References. References herein to the singular shall include the plural and to the plural shall include the singular, and references to one gender shall include the others, except where the same shall not be appropriate

13.11    Titles and Captions. Section titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of the content of this Agreement.

IN WITNESS WHEREOF, the undersigned sole Member has executed this Agreement, effective as of the date and year first above written.

ILLINOIS TOOL WORKS INC.

By:	/s/ Allan C. Sutherland
Name: Allan C. Sutherland
Title: Senior Vice President